Exhibit 5.1

Christina Roupas

T: (312) 881-6670

croupas@cooley.com

September 10, 2025

AIRO Group Holdings, Inc.

5001 Indian School Road NE, Suite 100

Albuquerque, NM 87110

Ladies and Gentlemen:

We have acted as counsel to AIRO Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering an underwritten public offering of up to 805,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, to be sold by the Company. The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-290109) (the “Prior Registration Statement”), including the prospectus that is part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Prior Registration Statement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, IL 60606
t: +1 312 818 6500 f: +1 312 818 6598 cooley.com

AIRO Group Holdings, Inc.

September 10, 2025

Page Two

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Christina Roupas
Christina Roupas

Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, IL 60606
t: +1 312 818 6500 f: +1 312 818 6598 cooley.com